Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, April 28, 2005	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2005

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended March 31, 2005.

Net earnings improved 12.3% to $4,979,000 compared with $4,434,000 for the first quarter of 2004.

Net earnings per diluted share were $.21 compared with $.17 per diluted share in 2004, a 23.5% improvement as a result of the aforementioned increase in net earnings and the impact of the shares repurchased as a result of a tender offer completed during the fourth quarter of 2004.

The Company’s revenues increased to $52,091,000 compared with $50,560,000 for the first quarter of 2004.  Gaming revenues, which include video lottery win and harness racing commissions, increased 3.7% or $1,736,000, entirely as a result of increased video lottery win compared with the first quarter of 2004.

Occupancy levels in the Dover Downs Hotel and Conference Center remained strong, averaging approximately 90% for the first quarter.  The Company also noted that the average win from slot players staying in the Dover Downs Hotel and Conference Center continues to improve.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We are very pleased with the continued growth in our slot win during the quarter.  Given the fact that Easter fell in the first quarter this year, and our typical winter snowstorms happened to fall on weekends, our revenue growth could have been somewhat larger.  However, we are very pleased with the results.”

The Company’s financial position remained strong, as amounts outstanding pursuant to the Company’s revolving credit facility were reduced by $5,950,000 during the quarter, to $46,000,000 at March 31, 2005.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.06 per share. The dividend is payable on June 10, 2005 to shareholders of record at the close of business on May 10, 2005.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Gaming (1)	$49,045	$47,309
Other operating (2)	3,046	3,251
	52,091	50,560
Expenses:
Gaming	37,301	37,652
Other operating	2,995	2,441
General and administrative	1,254	1,147
Depreciation	1,717	1,691
	43,267	42,931

Operating earnings	8,824	7,629

Interest expense	427	153

Earnings before income taxes	8,397	7,476

Income taxes	3,418	3,042

Net earnings	$4,979	$4,434

Net earnings per common share:
- Basic	$0.21	$0.17
- Diluted	$0.21	$0.17

Average shares outstanding:
- Basic	23,787	26,478
- Diluted	23,947	26,545

(1)          Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)          Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS

Current assets:
Cash	$17,968	$17,688
Accounts receivable	2,378	2,919
Due from State of Delaware	2,383	10,080
Inventories	2,041	2,147
Prepaid expenses and other	1,681	2,220
Receivable from Dover Motorsports, Inc.	17	2
Deferred income taxes	2,237	2,168
Total current assets	28,705	37,224

Property and equipment, net	122,409	123,076
Total assets	$151,114	$160,300

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,295	$6,801
Purses due horsemen	2,371	9,082
Accrued liabilities	9,838	11,990
Income taxes payable	4,056	651
Deferred revenue	403	195
Total current liabilities	21,963	28,719

Notes payable to banks	46,000	51,950
Deferred income taxes	6,798	6,861

Stockholders’ equity:
Common stock	957	936
Class A common stock	1,434	1,448
Additional paid-in capital	36,579	35,764
Retained earnings	38,700	35,156
Deferred compensation	(1,317)	(534)
Total stockholders’ equity	76,353	72,770
Total liabilities and stockholders’ equity	$151,114	$160,300

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Operating activities:
Net earnings	$4,979	$4,434
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,717	1,691
Amortization of credit facility origination fees	13	13
Amortization of deferred compensation	60	—
Deferred income taxes	(132)	193
Changes in assets and liabilities:
Accounts receivable	541	(1,782)
Due from State of Delaware	7,697	5,342
Inventories	106	(74)
Prepaid expenses and other	526	1,066
Receivable from/payable to Dover Motorsports, Inc.	(15)	(99)
Accounts payable	(1,058)	(411)
Purses due horsemen	(6,711)	(4,744)
Accrued liabilities	(2,152)	(683)
Income taxes payable	3,405	2,471
Deferred revenue	208	(21)
Net cash provided by operating activities	9,184	7,396

Investing activities:
Capital expenditures	(1,498)	(2,900)
Net cash used in investing activities	(1,498)	(2,900)

Financing activities:
Borrowings from revolving debt	41,975	46,150
Repayments of revolving debt	(47,925)	(47,600)
Dividends paid	(1,435)	(1,325)
Other	(21)	—
Net cash used in financing activities	(7,406)	(2,775)

Net increase in cash	280	1,721
Cash, beginning of period	17,688	14,138
Cash, end of period	$17,968	$15,859